Cimpress N.V.
Remuneration Policy for Board of Directors

The Board of Directors of Cimpress N.V. (including any successor entity, the “Company”) is composed of Executive Directors and Non-Executive Directors. The compensation of the Executive Directors and Non-Executive Directors is determined in accordance with the principles set forth in this remuneration policy, which was adopted by the general meeting of shareholders of the Company on November 13, 2018.
Our success is dependent on our ability to attract and retain top talent and to motivate that talent to achieve outstanding long-term performance. The compensation program(s) for Executive Directors and Non-Executive Directors may consist of some or all of the components described below, which may be provided pursuant to compensatory plans, retention, employment, or other individual agreements, or otherwise.
Compensation of Executive Directors
The principal elements of our compensation program for Executive Directors include some or all of base salary, annual or special-purpose incentives, and long-term incentives.
The Company’s long-term incentive program is designed to focus our executives on long-term performance and align their interests with those of our shareholders. The Company may utilize equity-based compensation vehicles such as share options, restricted share units, performance share units, and other equity-based awards to compensate Executive Directors. The Company may also utilize cash-based compensation vehicles such as short-term or long-term cash incentive programs that are paid based on continued employment and/or performance, operational, financial, or other measures determined by the Board of Directors to be important to the Company’s success.
The Company may provide the Executive Directors with other compensation or benefits such as deferred compensation benefits, pension and retirement benefits, medical and other types of indemnification or insurance coverage, perquisites and other fringe benefits, and payments and other benefits relating to the termination of the Executive Director’s employment or a change in control of the Company. The Board of Directors may also establish other compensation arrangements in consideration of the best interests of the Company.
Compensation of Non-Executive Directors
Non-Executive Directors may receive cash compensation including some or all of an annual retainer, reimbursement of expenses incurred in connection with their service, and fees tied to certain actions or roles such as meeting fees, fees for serving as Lead Non-Executive Director or chair of a committee of the Board of Directors, and fees for serving on committees of the Board of Directors.
Non-Executive Directors may receive equity-based compensation to align their interests with the interests of the Company’s shareholders, such as share options, restricted share units, performance share units, and other equity-based awards.
Non-Executive Directors may also receive some or all of the compensation elements awarded to Executive Directors.
No Personal Loans; Advances and Guarantees
The Company may not provide any type of personal loans to members of the Board of Directors. The Company may provide guarantees or make advances to members of the Board of Directors only to the extent permitted by applicable law and only in the ordinary course of business, except that this paragraph does not prohibit reasonable and customary benefits.